As filed with the Securities and Exchange Commission on March 19, 2021

Registration No. 333-197880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-197880

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anworth Mortgage Asset Corporation

(Exact name of Registrant as specified in its charter)

Maryland	52-2059785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anworth Mortgage Asset Corporation 2014 Equity Compensation Plan

(Full title of the plan)

Joseph E. McAdams

Chief Executive Officer and President

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark J. Kelson, Esq.

William Wong, Esq.

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, California 90067

Tel: (310) 586-3856

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), is filing this post-effective amendment to the Registration Statement on Form S-8 (File No. 333-197880), filed with the U.S. Securities and Exchange Commission on August 5, 2014 (the “Registration Statement”) and pertaining to the registration of 2,000,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) reserved for issuance under the Anworth Mortgage Asset Corporation 2014 Equity Compensation Plan, to withdraw and deregister any and all shares of Common Stock that had been registered for issuance under the Registration Statement and that remain unsold thereunder.

On December 6, 2020, the Company, Ready Capital Corporation, a Maryland corporation (“Ready Capital”), and RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital (“Merger Sub”), entered into an Agreement and Plan of Merger, pursuant to which, subject to the terms and conditions therein, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company (such transaction, the “Merger”). Immediately following the Merger, the surviving company was contributed to Ready Capital’s operating partnership subsidiary, Sutherland Partners, L.P., a Delaware limited partnership (the “Ready Capital Operating Partnership”), in exchange for units of limited partnership interests in the Ready Capital Operating Partnership. As a result of the contribution, the surviving company became a wholly-owned subsidiary of the Ready Capital Operating Partnership.

As a result of the consummation of the Merger, the Company has terminated all offerings and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration any and all shares of Common Stock registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on March 19, 2021.

Anworth Mortgage Asset Corporation

By:	/s/ Joseph E. McAdams
Joseph E. McAdams Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.